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                                                                     EXHIBIT 6.4

Direct Phone:  (312) 466-3827
Direct Fax:    (312) 474-0205

                               December 12, 1997


VIA HAND DELIVERY
-----------------

Ms. Theresa Tyrrell, President
Meadows Preservation, Inc.
2555 PGA Boulevard, #118
Palm Beach Gardens, Florida  33410

     RE: PROPOSED SALE OF THE MEADOWS MOBILE HOME PARK, PALM BEACH GARDENS, FLORIDA (THE "COMMUNITY")

Dear Ms. Tyrrell:

     On behalf of Blue Ribbon Communities, an affiliate of Manufactured Home Communities, Inc. (collectively, "MHC"), and at the request of Mr. Marty Pozgay of FMO Conversion Services, Inc., I am pleased to present the following proposal to Meadows Preservation, Inc. (the "HOA") in connection with the above-referenced transaction.

I. LOAN. MHC hereby agrees to make a loan (the "Loan") to the HOA to acquire the Community, subject to and upon the following terms and conditions:

     1.  PRINCIPAL AMOUNT.  The principal amount of the Loan will be
         ----------------
     $12,000,000, being the purchase price for the Community under that certain Agreement of Purchase and Sale dated November 28, 1997 by and between the HOA, as Purchaser, and H.G.G.S. Associates, a Florida partnership, as Seller (as amended, the "Purchase Agreement"), subject to adjustment as provided for in the Purchase Agreement, plus the amount of any closing
                                             ----
     costs payable by the HOA under the Purchase Agreement, less the HOA's cash
                                                            ----
     payment, if any, to be paid as part of the purchase price. The $350,000 earnest money deposit (the "Earnest Money Deposit") previously loaned by MHC to the HOA pursuant to that certain (i) letter agreement dated November 25, 1997, (ii) Promissory Note and Agreement dated November 26, 1997 and
     (iii) Power of Attorney from the HOA in favor of Mr. Pozgay dated December 1, 1997 (collectively, the "Original Documents") shall be applied as provided for in the Purchase Agreement, and the HOA shall immediately deliver to MHC the $150,000 balance of the Earnest Money Deposit to be returned to the HOA upon the closing under the Purchase Agreement.

     2.  CLOSING AND USE OF PROCEEDS. The closing of the Loan shall occur
         ---------------------------
     concurrently with the closing under the Purchase Agreement (collectively, the "Closing"). The
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     proceeds of the Loan shall be used to pay the purchase price and any closing costs payable by the HOA under the Purchase Agreement.

     3.  INTEREST.  The principal amount of the Loan will accrue interest at a
         --------
     per annum rate equal to nine percent (9%). All such interest shall be payable in one lump-sum payment on the Maturity Date (as hereinafter defined).

     4.  TERM.  The Loan will mature on the date (the "Maturity Date") which is
         ----
     the earlier of (i) ninety (90) days after the date of the Closing (the "Closing Date") or (ii) the date ten (10) days after the HOA delivers written notice to MHC that the HOA has raised the funds necessary to make its capital contribution to the Partnership (as hereinafter defined) pursuant to Section II below. The entire principal amount of the Loan,
                 ----------
     together with all accrued interest, shall be due and payable on the Maturity Date.

     5.  COLLATERAL. The Loan will be secured by a first priority mortgage lien
         ----------
     on the Community, together with an assignment of leases and rents, financing statements, and other customary documentation.

     6.  LOAN DOCUMENTATION.  The Loan documents shall be in such form as
         ------------------
     reasonably prescribed by MHC and shall include customary representations, warranties, covenants and other provisions.

     7.  NON-RECOURSE.  The Loan will be non-recourse to the HOA, subject to
         ------------
     customary "carve-outs" for fraud, intentional acts of the HOA, etc.

II. PARTNERSHIP. MHC hereby agrees to form a general partnership with the HOA (the "Partnership") to own and operate the Community from and after the Maturity Date, subject to and upon the following terms and conditions:

     1.  FORMATION OF PARTNERSHIP.  During the period between the Closing Date
         ------------------------
     and the Maturity Date, the HOA shall be converted to a for-profit corporation and shall seek to raise funds for use as the HOA's capital contribution to the Partnership by selling shares in the HOA for $1,000 each. MHC shall pay all reasonable costs and expenses incurred by the HOA in connection with the registration (if applicable) and offering of such shares, and shall have the right to designate the attorneys and other professional advisers handling such registration and offering. The HOA's corporate documents shall provide that such shares may be purchased and held only by owners ("Homeowners") of mobile or manufactured homes ("Homes") located on sites ("Homesites") within the Community and that if a Homeowner shareholder desires to sell such Homeowner's Home or relocate the Home outside the Community, such Homeowner shall sell such Homeowner's shares to the HOA pursuant to the mechanism described in paragraph 2 of this Section II. If the HOA raises such funds in the aggregate amount of
          ----------
     $750,000 or more by the Maturity Date, then MHC and the HOA shall form the Partnership effective as of the Maturity Date pursuant to a partnership agreement in form reasonably prescribed by MHC, and in connection therewith
     (i) the HOA shall contribute such funds together with all of the beneficial interest in the Community as its capital contribution to the Partnership,
     (ii) the
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     Partnership shall refinance the Community with a loan from a third-party lender and use the proceeds to partially repay the Loan, and (iii) the difference between the full amount of the Loan and the portion of the Loan so repaid shall be deemed to be MHC's capital contribution to the Partnership. One partnership unit in the Partnership shall be issued for each $1,000 capital contribution made (other than the contribution of the beneficial interest in the Community). After the Partnership is formed, if any shares in the HOA are sold to the HOA in connection with the proposed sale or relocation of a Home by a Homeowner shareholder, MHC shall pay to the HOA (or directly to the selling shareholder, at MHC's election) $1,000 (discounted by 20% for the first two (2) years after the Maturity Date), in cash, per share sold and in exchange for each such payment made, the Partnership units owned by MHC will be increased by one and the Partnership units held by the HOA will be decreased by one. If the HOA fails to raise such funds in the aggregate amount of $750,000 or more by the Maturity Date, or if the HOA raises such funds but fails to enter into the Partnership as aforesaid, then the HOA shall convey the Community to MHC on the Maturity Date as described in Section III below.
                                       -----------
     2.  STRUCTURE AND MANAGEMENT OF PARTNERSHIP. The Partnership shall be a
         ---------------------------------------
     for-profit entity. MHC shall own a minimum of 50% of the interests in the Partnership at all times; provided, however, the HOA shall have the right to purchase all (but not less than all) of MHC's interest in the Partnership on the tenth (10th) anniversary of the Maturity Date, and on each fifth (5th) anniversary of the Maturity Date thereafter, based upon an agreed-upon formula. In addition, each individual HOA shareholder shall have the right to sell its HOA shares to the HOA. MHC shall pay to the HOA (or directly to the selling shareholder, at MHC's election) $1,000 (discounted by 20% for the first two (2) years after the Maturity Date), in cash, per share and in exchange for each such payment made, the Partnership units owned by MHC will be increased by one and the Partnership units held by the HOA will be decreased by one. MHC shall act as the managing partner of the Partnership and, during any period that MHC is not acting as the property manager of the Community, MHC shall receive an asset management fee equal to one percent (1%) of the gross revenues from the Community each month. MHC shall have consent rights with respect to major decisions affecting the Community. Unless and until MHC's interest in the Partnership is acquired by the HOA as aforesaid, MHC shall agree not to mortgage or otherwise encumber its interest in the Partnership for a period of ten (10) years after the Closing Date (the "Restriction Period") without the HOA's consent.

     3.  MANAGEMENT AND OPERATION OF COMMUNITY.  Unless and until otherwise
         -------------------------------------
     agreed, MHC or its affiliate shall act as the property manager of the Community. MHC or such affiliate shall receive a property management fee equal to four percent (4%) of the gross revenues from the Community each month. In addition, subject to applicable law, MHC or its affiliate shall act as the exclusive sales/resales and marketing agent at the Community (provided, however, that each Homeowner shall have the right to sell such Homeowner's Home independent of MHC), and shall have the exclusive right to develop and market additional Homesites within the Community. The Partnership shall agree (i) not to convert the use of the Community to any use other than mobile home park or manufactured home community use during the Restriction Period (subject to causes beyond the Partnership's reasonable control such as zoning changes,
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     condemnation/casualty, etc.), (ii) to spend at least $400,000 (which sum shall be funded solely by MHC) within a reasonable time after the Maturity Date on capital improvements to the Community, including, without limitation, installation of a gate at the front entrance, improvements to the clubhouse building and street repairs, (iii) to make a one-time contribution of $100,000 (which sum shall be funded solely by MHC) to the MPI Park Purchase Account on the Maturity Date, (iv) to limit annual base rent increases at the Community during the Restriction Period to the greater of (A) five percent (5%) or (B) the corresponding annual percentage increase in the "Consumer Price Index for All Urban Consumers, All Items" prepared by the Bureau of Labor Statistics of the United States Department of Labor, and (v) to limit additional rent pass-throughs at the Community during the Restriction Period to (A) ad valorem taxes, (B) non-ad valorem assessments, (C) costs incurred by the Partnership to comply with governmental directives and (D) any other items currently passed through to the Homeowners.

     4.  SUBLEASING.  Homeowners may continue to sublease their Homes
         ----------
     substantially in accordance with current Community practice; provided, however, that each Homeowner shall remain responsible for complying with such Homeowner's rental agreement, for maintaining such Homeowner's Home in compliance with the standards set forth in the Community's rules and regulations (the "Rules and Regulations"), and for ensuring that such Homeowner's sublessee complies with the Rules and Regulations.

     5.  MAINTENANCE OF HOMES. Each Homeowner shall be responsible for
         --------------------
     maintaining such Homeowner's Home in good condition and repair and in compliance with the standards set forth in the Rules and Regulations. If any Homeowner fails to properly maintain such Homeowner's Home, such Homeowner shall be given written notice of such failure and a reasonable opportunity to cure such failure. If such Homeowner does not timely cure such failure, management may require that such Homeowner's Home be moved to another Site designated by management or removed from the Community.

     6.  UPGRADE POLICY. Upon the sale or other transfer of a Home not meeting
         --------------
     then-current Community standards, or upon a change in the persons occupying such a Home (other than changes involving related parties), management may require that the Home be upgraded to then-current Community standards, moved to another Site designated by management or removed from the Community. If the new owner or proposed occupant of the Home acquires the Home before any such required upgrades are completed, such new owner or proposed occupant shall not be given a rental agreement unless and until they complete the required upgrades within six (6) months after they acquire the Home.

III. CONVEYANCE OF COMMUNITY TO MHC.   As an alternative to Section II above,
                                                            ----------
     MHC hereby agrees to acquire the Community from the HOA on the Maturity Date, subject to and upon the following terms and conditions:

     1.   ACQUISITION OF COMMUNITY BY MHC. If the HOA fails to raise the funds
          -------------------------------
     necessary to make a capital contribution of at least $750,000 by the Maturity Date, or if the HOA raises such funds but fails to enter into the Partnership as aforesaid, then on the Maturity Date the HOA shall sell the Community to MHC upon terms and conditions
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     substantially identical to those set forth in the Purchase Agreement;
     provided, however, that forgiveness of the Loan by MHC shall constitute payment in full of the purchase price for the Community.

     2.   MANAGEMENT AND OPERATION OF THE COMMUNITY. In the event that MHC
          -----------------------------------------
     acquires the Community as aforesaid, MHC shall comply with all of the covenants and agreements of the Partnership set forth in paragraph 3 of
     Section II above, and the provisions of paragraphs 4, 5 and 6 of Section II
     ----------                                                       ----------
     above shall also apply.

     If the foregoing is acceptable, please sign the enclosed copy of this letter on behalf of the HOA where indicated below and return the same to the undersigned as soon as possible. Upon the HOA's execution of this letter agreement, the Original Documents shall be deemed to be superseded by this letter agreement and the HOA shall not be required to repay the Earnest Money Deposit to MHC except to the extent provided in paragraph 1 of Section I above
                                                               ---------
unless (i) the Purchase Agreement is terminated and the Earnest Money Deposit is returned to the HOA in accordance with the terms thereof, (ii) the Purchase Agreement is terminated by the HOA other than at MHC's direction, (ii) the HOA acquires the Community or any ownership interest therein other than as contemplated hereinabove or (iv) the HOA fails to negotiate in good faith with MHC to reach agreement regarding the documentation necessary to consummate the transactions described hereinabove. Notwithstanding the foregoing, however, the Power of Attorney shall be deemed extended until the Closing Date to give MHC the right, at its sole discretion, to direct Mr. Pozgay to terminate the Purchase Agreement prior to the Closing.
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     If there are any questions, please call me immediately at (312) 466-3827.

                                Sincerely,

                                MANUFACTURED HOME COMMUNITIES, INC.

                                /s/ Thomas P. Heneghan
                                ------------------------------

                                Thomas P. Heneghan
                                Executive Vice President/Chief Financial Officer

TPH/cdp
Enclosure

ACCEPTED AND AGREED TO THIS 12TH DAY OF DECEMBER, 1997:

MEADOWS PRESERVATION, INC.


By:  /s/ Theresa Tyrrell
     ------------------------------
         Theresa Tyrrell, President

cc:      Marty Pozgay
         Ben Wilkinson
         Blake Rubin
         Howard Walker
         Ellen Kelleher
         David Lee
         David Fell